Exhibit 1

Kimmeridge Highlights Why PDC’s Self-Selected Peer Group

is Not Appropriate

PDC’s portrayal of its performance relative to that of the PDC Peer Group skews the results in favor of PDC, creating the appearance that PDC has performed well.

New York, NY and Denver, CO – May 10, 2019 – Kimmeridge Energy Management Company, LLC ("Kimmeridge" or the "Firm"), beneficial owners of 5.1% of the shares of common stock of PDC Energy, Inc. (“PDC” or the “Company”) (NASDAQ: PDCE), today issued a letter to PDC shareholders explaining why PDC’s self-selected “peer group” are not appropriate comparators to PDC. A copy of the shareholder letter can be found here: http.//kimmeridge.com/pdc_part4

Ben Dell, Founder and Managing Partner of Kimmeridge, said, “We believe that the companies selected by PDC for inclusion in the PDC Peer Group have underperformed primarily due to their poor asset quality and high leverage levels. PDC’s portrayal of its performance relative to that of the PDC Peer Group skews the results in favor of PDC, creating the appearance that PDC has performed well.

“In our letter to shareholders, we have identified those companies in the PDC Peer Group that we believe are appropriate comparators, and those that are not, and the related reasons why. We have also assembled our own supplemental peer group of companies that we believe are more similar to PDC than its own selected group, the results of which are set out in the letter.

“You will see that a comparison of PDC’s performance versus the Kimmeridge Peer Group paints a picture of a company that struggles to keep up with its similarly situated peers, leading a reasonable shareholder to conclude that PDC’s has clearly underperformed relative to peers.”

For ease of reference, links to Kimmeridge’s press releases can be found below:

-	The Need for Change: Performance, Pay and Putting PDC on a Path to Profitability – 5.6.19

-	Kimmeridge Comments on PDC's Q1 Operating and Financial Results – 5.2.19

-	PDC Energy: A Company in Denial and a Board Asleep at the Wheel – 4.23.19

-	Kimmeridge Files Preliminary Proxy Statement for Election of Directors at PDC Energy's Annual Meeting – 4.9.19

-	Kimmeridge Energy Nominates Three Highly Qualified Directors for the Board of PDC Energy, Inc. – 4.7.19

WE URGE SHAREHOLDERS TO VOTE THE GOLD PROXY CARD and give the Kimmeridge Nominees the chance to serve as a catalyst for change at PDC. The Kimmeridge Nominees stand ready to represent the voice of stockholders who deserve to have a Board and management who are willing to lead through the lens of ownership, setting the tone at the top for the Board and management to think and act like owners.

VOTING GOLD IS A VOTE FOR STOCKHOLDERS AND A FUTURE FOR PDC WITH THE POTENTIAL TO RETURN TO A PATH OF PROFITABILITY.

Shareholders can vote electronically via the Internet, by telephone or by signing and dating the GOLD Proxy Card or Voting Instruction Form and mailing it in the postage paid envelope provided. If you have questions about the voting process or need help in voting your shares, please feel free to reach out to our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”) toll free at (877) 750-8338 or collect at (212) 750-5833.

We urge shareholders NOT to vote using any WHITE proxy card or voting instruction forms you receive from PDC. If you return the WHITE proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for the Kimmeridge Nominees on the GOLD proxy card.

About Kimmeridge Energy

Kimmeridge is a private equity firm, and direct operator, focused on the development of unconventional oil and gas assets at the front-end of the cost curve in the US upstream energy sector. We are also deeply familiar with PDC’s core assets in the Permian basin, having owned and operated those assets prior to selling them to PDC in 2016. We are stockholders who believe that public company boards should have meaningful equity ownership and must hold management accountable for performance. We are currently invested in only one public E&P, that being PDC.

Investor Contact:
Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212.750.5833

Media Contact:
Daniel Yunger / Cathryn Vaulman
Kekst CNC
212.521.4800
daniel.yunger@kekstcnc.com
cathryn.vaulman@kekstcnc.com

Legend
Kimmeridge Energy Management Company, LLC ("Kimmeridge"), Kimmeridge Active Investments, LLC, Kimmeridge Chelsea, LLC, Benjamin Dell, Alice E. Gould, James F. Adelson, Alexander Inkster, Noam Lockshin, Henry Makansi and Neil McMahon (collectively, the "Participants") have filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC"), along with an accompanying GOLD proxy card to be used in connection with the Participants' solicitation of proxies from the stockholders of PDC Energy, Inc. (the "Company") for use at the Company's 2019 annual meeting of stockholders. All stockholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and are, along with other relevant documents, available at no charge on the SEC's website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Kimmeridge with the SEC on April 18, 2019. This document can be obtained free of charge from the source indicated above.